Exhibit 4.42
DELIVERY DATE ADDENDUM
Addendum to the Contract (as amended and supplemented from time to time, the “Contract”) dated as of 24 December 2004 and made between Jos. L. Meyer GmbH, Norwegian Pearl, Ltd. (formerly known as Hull 669 Ltd.) and NCL Corporation Ltd. in respect of the construction of Hull No. S .669,
It is hereby agreed as follows:
1.	The date specified in the first line of Clause 1.1 of Article 7 of the Contract is hereby amended to read 28 November 2006.

2.	The date specified in the last line of Clause 2.1 (i) of Article 9 of the Contract is hereby amended to read 28 November 2006.
Authorised Signatures
Signed by: /s/ Jos. L. Meyer
for and on behalf of
Jos. L. Meyer GmbH on 14th February 2006
Signed by: /s/ Colin Veitch
for and on behalf of
Norwegian Pearl, Ltd. on 13th February 2006
Signed by: /s/ Colin Veitch
for and on behalf of
NCL Corporation Ltd. on 13th February 2006
End of Addendum.